Red Mile Entertainment Completes $7.1 Million in Private Placements
 to Fuel Strategic Development of Video Game Franchises and
Announces Conversion by Debenture-Holders to Common Shares

SAUSALITO, Calif., July 18, 2007 - Red Mile Entertainment, Inc. (OTCBB: RDML), a worldwide developer and publisher of interactive entertainment software, announced today that it has successfully completed private placement financings raising gross proceeds of $7,081,500.

The private placements included a sale of 1,872,600 units (the “Units”) at $2.50 per Unit to 69 accredited investors with each Unit consisting of one common share of Red Mile and 0.2 of one warrant. One whole warrant entitles the holder to acquire, for no additional consideration, one common share of Red Mile in the event that Red Mile does not complete a liquidity transaction by March 18, 2008. The warrants will automatically be cancelled if Red Mile completes such a liquidity transaction by March 18, 2008.

The private placements also included a sale of $2,400,000 in convertible promissory notes to 20 accredited investors. These notes automatically converted upon the completion of the above-described financing into 960,000 Units and 192,000 of the above described warrants. In addition, Red Mile issued to the holders of the notes warrants to purchase 480,000 shares of Red Mile’s common stock at $2.75 per share until July 18, 2009.

J.F. Mackie & Company, Ltd. of Calgary, Alberta, Canada, acted as Red Mile’s placement agent in respect of $6,731,500 of the gross proceeds raised, and received commissions of $403,890 and broker’s warrants entitling it to purchase up to an aggregate of 215,408 shares of Red Mile’s common stock at $3.00 per share until July 18, 2009.  $350,000 of the $2,400,000 of convertible promissory notes were completed on a non-brokered basis.

Red Mile plans to use the net proceeds from the offerings for development and marketing of its interactive game franchises and ongoing working capital requirements.

“The completion of this planned offering provides further validation of our business model and strengthens Red Mile's operational capabilities with respect to the development of our highly anticipated franchise games," said Chester Aldridge, Chairman and CEO of Red Mile.

Separately, holders of more than 66 2/3% of the $8,244,000 principal amount of senior secured convertible debentures and $155,281 in accrued interest on the debentures issued by Red Mile in October and November 2006 voted by way of extraordinary resolution to cancel such debentures and convert the principal and accrued interest amounts of their debentures into shares of Red Mile’s common stock at $2.50 per share, thereby resulting in the conversion of the full principal and interest amounts associated with such debentures into 3,359,713 shares of Red Mile’s common stock.

“We are pleased that our debenture-holders voted to convert into equity. This is a clear indication of their support and recognition of Red Mile’s long term potential,” said Ben Zadik, Chief Financial Officer of Red Mile. “The conversion simplifies our capital structure and greatly improves our financial foundation by eliminating approximately $8.2 million of debt.”

The securities were issued in private placement transactions to investors who are not “U.S. Persons” pursuant to the exemption from registration provided by Regulation S under the Securities Act of 1933. The securities have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold within the United States unless registered under the Securities Act of 1933 and applicable state securities laws or an exemption from such registration is available.

About Red Mile Entertainment

Red Mile Entertainment, Inc. is a worldwide developer and publisher of interactive entertainment software that is headquartered in Sausalito, California. Red Mile creates, licenses and incubates premier intellectual properties and develops products for console video game systems, personal computers and other interactive entertainment platforms.

For more information about Red Mile Entertainment, Inc., contact Todd Weimer at (415) 339-4242, or Jennifer Jarman of The Blueshirt Group at (415) 217-5866, and please visit our web site at www.redmileentertainment.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Red Mile intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words are intended to identify such forward-looking statements. The forward-looking statements are based on management’s current expectations, estimates and projections regarding Red Mile’s business. All forward-looking statements made in this press release are made as of the date hereof, and Red Mile assumes no obligation to update the forward-looking statements included in this press release whether as a result of new information, future events, or otherwise, other than as required by law. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward- looking statements including the risk that Red Mile’s games will not be popular with consumers or that Red Mile may lose one or more of its key customers. Other risks are set forth in Red Mile’s filings with the United States Securities and Exchange Commission, including the risk factors listed from time to time in those filings.

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